Exhibit 99.1

For Immediate Release
July 26, 2007
Listed: TSX, NYSE	Symbol: POT
PotashCorp Reports All-Time Record Quarter
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced the best quarterly earnings in the history of the company of US $0.88 per share1 ($285.7 million) in the second quarter. These earnings, which would have been $0.09 per share higher if not for the strengthening Canadian dollar, were 42 percent above the previous best of $0.62 per share ($198.0 million) achieved in this year’s first quarter and 60 percent more than the $0.55 per share ($175.1 million) earned in the second quarter of 2006, when we recorded certain tax-related benefits of $0.17 per share. These results reflect strengthening price and volume performance in all three nutrients, including a significant increase in potash volumes from last year’s second quarter, when China and India delayed purchasing during extended price negotiations. Earnings of $1.50 per share for the first six months of 2007 were 58 percent ahead of the $0.95 per share earned in the first half of 2006.
Record quarterly gross margin in all three nutrients combined to generate total second-quarter gross margin of $501.4 million, almost doubling the $253.4 million from the same period last year and 36 percent above the previous high set in the first quarter of 2007. Year-to-date gross margin of $871.1 million is 91 percent ahead of that generated in the first half of 2006. Cash flow prior to working capital changes of $473.7 million2 and earnings before interest, taxes, depreciation and amortization (EBITDA) of $496.4 million2 were also quarterly records. Year to date, our EBITDA of $877.4 million is 73 percent higher than in last year’s first half.
Offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile (SQM) in Chile, Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China all enhanced our performance. APC and SQM together contributed equity earnings of $29.8 million in the quarter, while dividend income received from ICL and Sinofert totaled $38.7 million. Year to date, these investments have contributed $81.5 million to our other income line, more than double the same period last year. The total market value of our investment in these publicly traded companies equates to approximately $12.00 per PotashCorp share and exceeds our total acquisition cost by almost $2.8 billion.
“The fundamentals that drive our business have aligned for the foreseeable future, and we are well positioned to capitalize on the growing global need for all three primary nutrients,” said PotashCorp President and CEO Bill Doyle. “Fertilizer applications have increased as farmers around the world strive to keep pace with the rising demand for crops. Our world-class assets and focused long-term strategies, especially our Potash First approach, have positioned us for strong performance in these market conditions as we demonstrated again this quarter.”
Market Conditions
With prices for many major global crops at or near historically high levels, the world’s farmers purchased more fertilizer to increase yields, tightening supply and pushing up prices for all three nutrients. In North America, a June 29 report from the United States Department of Agriculture estimated that US farmers increased 2007 corn plantings by 19 percent to 92.9 million acres, the highest level since 1944. While this led to a decline in near-term corn prices, they have remained approximately 75 percent higher than one year ago and longer-term futures are still near $4 per bushel. The focus on corn resulted in North American soybean acreage falling by 15 percent from 2006 levels, underpinning higher soybean prices and encouraging farmers in other regions,
POTASH CORPORATION OF SASKATCHEWAN INC.
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particularly Brazil, to increase plantings and fertilizer use. Globally, a similar pattern was evident in crops used for food, animal feed, fiber and fuels.
North American potash producer inventories at the end of June were 44 percent below the same time in 2006, while high demand drew down customer inventories and made supply very tight by the end of the quarter. US demand for ammonia, urea and nitrogen solutions for field application was very strong this spring and, even with increased imports in the quarter, supply was tight and prices remained at historical seasonal highs. In phosphate, strong US and global demand for solid and liquid fertilizers continued to reduce inventories and shrink available supplies, while the need for phosphoric acid (P2O5) to make solid fertilizers created a positive pricing environment for other downstream phosphate products. In both phosphate and nitrogen, robust demand for liquid fertilizer continues to differentiate North America from other global agricultural markets.
Potash
Potash gross margin reached a record $260.4 million in the second quarter, reflecting strong volumes and prices. This was almost double the $132.8 million gross margin in the second quarter of 2006, although that total was impacted by extended price negotiations with China and India and purchasing delays in North America and other major markets due to weak crop prices. For the first six months of 2007, potash gross margin of $434.6 million was 94 percent higher than last year and 9 percent ahead of the previous first-half record set in 2005.
Tightening supply/demand fundamentals led to higher North American and offshore prices. An $11-per-tonne North American increase announced in the first quarter was fully realized in the second quarter and we began to capture a further $15-per-tonne increase that took effect June 1. Overall, our North American netbacks were up over $10 per tonne from the first quarter and $15 per tonne from fourth-quarter 2006. Offshore, our realized prices were up over $8 per tonne from the previous quarter and over $14 per tonne from the second quarter of 2006, as price increases to Brazil, Southeast Asia and India began to take hold.
Year-to-date, higher ocean freight rates had a negative impact of about $12 per tonne on all delivered (CFR) sales, as Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan producers, sells approximately 60 percent of its volumes on a CFR basis. However, Canpotex has locked in about 40 percent of its CFR shipments under long-term freight agreements which, compared to shipping entirely at spot rates, are expected to save it over $50 million in ocean freight costs in 2007.
Our total quarterly potash sales volumes of 2.8 million tonnes surpassed the previous record of 2.6 million tonnes set in the second quarter of 2004. This raised our first-half volumes to 5.0 million tonnes, ahead of the record 4.7 million tonnes sold in the first half of 2005. Our second-quarter volumes included 1.0 million tonnes to North American customers, a 42-percent increase over last year’s second quarter, and 1.8 million tonnes to offshore markets, 85 percent higher quarter over quarter.
Canpotex’s record second-quarter volumes of 2.7 million tonnes were 112 percent above the same period last year, reflecting strong demand in most offshore markets. China took almost 800,000 tonnes from Canpotex in the second quarter, as shipments rebounded following a railway strike and adverse weather earlier in the year. India bought 245,000 tonnes and Southeast Asian purchases remained strong. Brazil took 490,000 tonnes in the second quarter compared to 210,000 tonnes in the same quarter last year.
We produced 2.5 million tonnes of potash during the quarter compared to 1.9 million tonnes in the same period of 2006 and took only seven shutdown weeks compared to 19 last year. This helped to reduce our per-tonne potash cost of goods sold by about $8 quarter over quarter, but was offset by an increase of approximately $3 per tonne due to higher brine inflow management costs at New Brunswick and Esterhazy.

Nitrogen
Nitrogen generated a record $144.2 million of gross margin in the second quarter, 57 percent higher than the $91.7 million in the same quarter last year and 10 percent ahead of the previous record of $131.3 million set in first-quarter 2007. Trinidad, where we have long-term, lower-cost natural gas contracts, contributed $77.2 million, or 54 percent, of this segment’s total, and our US operations added $52.9 million, including a $21.3-million improvement in nitrogen solutions compared to the same quarter last year. Hedging gains added another $14.1 million to segment gross margin in the quarter. In the first six months of 2007, nitrogen generated $275.5 million in gross margin, up 61 percent from the first half of 2006.
Due to strong North American demand, realized prices for ammonia rose 5 percent quarter over quarter. A tight market pushed up urea prices 34 percent above last year’s second quarter and 6 percent higher than the robust first quarter. Prices for nitrogen solutions were up 42 percent quarter over quarter due to increased corn acreage and product characteristics that make solutions an increasingly preferred nitrogen source.
Ammonia sales volumes increased 30 percent quarter over quarter, as more product was available from our Trinidad 01 plant, which reduced production during a turnaround and debottleneck last year, and our Lima facility, which was shut down for 25 days in the second quarter of 2006. Urea volumes fell by 5 percent from last year’s second quarter, primarily because customers bought greater volumes in the first quarter. Nitrogen solutions volumes were up 174 percent as we capitalized on our production flexibility by importing ammonia and purchasing carbon dioxide to feed Geismar’s UAN capability, giving us additional product to meet strong US demand. Our total average gas cost for the quarter, including our hedge, was $4.41 per MMBtu — 14 percent higher than in the same quarter last year, but flat compared to the trailing quarter.
Phosphate
Buoyed by the strength of the solid fertilizer market, phosphate delivered its highest quarterly gross margin ever at $96.8 million. This is more than triple the $28.9 million in last year’s second quarter and 51 percent higher than the first quarter of 2007. Solid fertilizers generated $51.4 million this quarter, after just breaking even during the second quarter of 2006. Quarterly gross margin from liquid fertilizers ($13.0 million), industrial products ($16.6 million) and feed phosphate supplements ($14.0 million) remained strong. Phosphate had already generated more gross margin in the first six months of 2007 ($161.0 million) than in any full year since 1998.
Extremely tight fundamentals for fertilizer products in North America extended pricing momentum during the quarter. After lagging feed and industrial product pricing for several years, solid fertilizers rose to $392 per tonne, a 61-percent jump from the second quarter of 2006 and 39 percent higher than in the first quarter. Liquid fertilizer netbacks were up 17 percent quarter over quarter, while feed and industrial realized prices were relatively flat.
Solid fertilizer volumes were down 9 percent from last year’s second quarter, in part because of higher sales for spring season application in the first quarter of 2007. Our liquid phosphate fertilizer capability allowed us to capitalize on significantly higher US demand, selling 23 percent more there than in the same quarter last year, but this was partially offset by lower offshore sales. Total liquid fertilizer sales volumes increased 12 percent quarter over quarter. Feed volumes rose 4 percent from last year’s second quarter on stronger North American demand, while industrial volumes were 19 percent higher quarter over quarter due to increased utilization at Geismar and our newest Aurora purified acid plant. Sulfur costs were 20 percent lower than in last year’s second quarter, as price contracts at that time still reflected the impact of Hurricane Katrina. Ammonia costs rose 7 percent quarter over quarter, consistent with the change in the Tampa ammonia reference price.

Our phosphate portfolio now includes silicon tetrafluoride (STF), a product used in manufacturing silicon wafers for the growing solar energy market. This stable, high-return industrial product is made from hydrofluorosilicic acid (HFSA) recovered from the evaporators when P2O5 is produced. We completed construction and commissioned a 7,500-short-ton-per-year plant at Aurora during the first half of 2007 and signed a contract in the second quarter for construction of three additional STF plants of that size. The total cost for all four plants is approximately $130 million.
Financial
The Canadian dollar strengthened against the US dollar in the quarter, entering at $1.1529 and ending at $1.0634. This resulted in a pre-tax, primarily non-cash, foreign exchange loss of $39.5 million. Provincial mining and other taxes were up $20.1 million from last year’s second quarter, as potash gross margin increased by 96 percent and our 2006 results reflected a higher per-tonne reduction of these taxes due to potash capital expenditures. In the second quarter of 2006 we recorded a $44.8-million tax benefit related to Province of Saskatchewan and Government of Canada corporate income tax rate reductions, in addition to a $3.5-million income tax refund.
Selling and administrative expenses were $25.6 million higher than in the same quarter last year, largely due to the impact of substantial share price increases on the medium-term incentive plan accrual. We spent $127.5 million this quarter for capital expenditures on property, plant and equipment, with over half of that related to ongoing potash capital projects. On June 15, upon maturity, we repaid $400 million of outstanding long-term debt.
Outlook
The long-term trends of global population growth along with economic expansion in many developing nations are increasing the demand for crops used in food, animal feed, fiber and fuel. China, for example, experienced GDP growth of 11.9 percent in the second quarter and 11.5 percent for the first half of 2007, putting it on pace for its highest annual growth rate since 1994. As a result, an increasing percentage of the world’s growing population has more money to spend on better-quality, protein-rich diets. These contain higher levels of protein from beef, pork and poultry, which require increased volumes of grains to produce. This, combined with a significant surge of interest in ethanol and biodiesel, is driving the rising demand for crops. Global grain supplies have not been able to keep up and inventories have dropped to extremely low levels. In response, farmers around the world are increasing plantings and fertilizer applications to increase crop yields.
Futures prices for major US crops, including corn, wheat and soybeans, remain favorable for the long term. Large offshore grain consumers such as China, India and the countries of Southeast Asia are expected to increase their purchases of grain from other countries and are also working to produce more internally. This is expected to require significant increases in application rates for all three nutrients, especially potash, and is leading to strong pricing for fertilizer products. In Brazil, agriculture and fertilizer consumption are rebounding strongly after two challenging years of low soybean prices and a rapidly strengthening currency which resulted in distributor and farm credit issues.
Potash supply is very tight, as global customers attempt to rebuild inventories in the face of extremely high consumption. Today, we are allocating product to customers based on available supply and, with production slowed by scheduled annual summer maintenance shutdowns, global inventories are expected to remain tenuous through 2007 and into 2008.
Our North American potash shipments for the 2007 fertilizer year were 38 percent higher than in 2006 and are expected to be about 25 percent higher on a calendar year-over-year basis. We anticipate our 2007 North American volumes will be over 3.4 million tonnes, with offshore volumes expected to exceed 5.9 million tonnes. PotashCorp has announced a $22-per-tonne price increase to North American customers for October 1. Offshore, Brazil could surpass the record 6.4 million tonnes of potash it imported in 2004. Canpotex has announced and implemented price increases in Brazil that total $100 per tonne so far in 2007. A further $25-per-tonne increase is scheduled to take effect on October 1. Buyers in India are expected to raise their total purchases to 4.6 million tonnes from 3.6 million tonnes last year, with a $50-per-tonne price increase taking effect on second-half imports. We anticipate that Southeast Asian customers will also buy more potash than in 2006, and pay $300 per tonne CFR, reflecting a total of $95 in price increases so far in 2007.
Positive agricultural conditions are also raising global demand for nitrogen, which has supported prices and limited the seasonal decline traditionally caused by a lull in demand and lower summer natural gas prices. Concerned about supply availability, US customers are planning purchases in advance of the fall season. We now anticipate that our 2007 gross margin in this segment will exceed our previous record by over 50 percent, including roughly $50 million of hedging gains.
In phosphate, North American and global supply/demand fundamentals for phosphate rock, phosphoric acid and solid fertilizers are extremely tight and are expected to support continued high prices. Tampa reference prices for offshore DAP are expected to remain above the $400-per-tonne level, while North American liquid fertilizer prices are expected to be approximately $100 per tonne higher in the third quarter of 2007 than the same quarter last year. We have announced North American price increases of $50 per tonne on monocal and dical feed phosphate products starting July 1, 2007. In this environment, our phosphate segment could triple the gross margin levels it generated in 2006.
Our 2007 capital expenditures, including spending on the new mine at New Brunswick, continuing projects at Lanigan, Patience Lake and Cory, the Aurora STF project and capitalized interest, are expected to be approximately $640 million, of which $180 million will relate to sustaining capital. Our consolidated effective marginal income tax rate is expected to remain at 30 percent through 2007, while provincial mining and other taxes are now forecast to approximate 15 percent of total potash gross margin in the year.
Based on performance above previous expectations in all three nutrients, we are increasing our range for full-year net income from $2.50–$2.83 per diluted share to $3.00–$3.25 per diluted share. We expect third-quarter net income to be in the range of $0.70–$0.80 per diluted share, based on a $1.05 Canadian dollar. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar will typically have an impact of approximately $4.6 million on the foreign exchange line, or $0.01 per share on an after-tax basis, although this is primarily a non-cash item.
Conclusion
“We are only just beginning to realize the benefits of our leverage in potash, the foundation of our business,” said Doyle. “With greater volumes, higher prices and lower unit costs, we are delivering record returns and increased value for our shareholders. As we look ahead, we expect the next five years to be the greatest in our history. Our continued focus is on preparing PotashCorp for the opportunities that lie ahead while remaining true to our long-term strategy of a disciplined approach to both capital allocation and markets which will continue to reward our shareholders.”
Notes:
1. All references to per-share amounts pertain to diluted net income per share on a post-three-for-one-split (May 2007) basis.
2. See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; and government policy changes. Additional risks and uncertainties can be found in our 2006 financial review annual report and in filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
For further information please contact:

Investors	Media
Denita Stann	Rhonda Speiss
Director, Investor Relations	Manager, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8544
Fax: (847) 849-4663	Fax: (306) 933-8844
Email: ir@potashcorp.com	pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, July 26, 2007, at 1:00 p.m. Eastern Time. To join the call, dial (416) 640-1907 at least 10 minutes prior to the start time. Use reservation ID #21213530. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	June 30,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$449.7	$325.7
Accounts receivable	481.2	442.3
Inventories	469.0	501.3
Prepaid expenses and other current assets	40.4	40.9
Current portion of derivative instrument assets	44.0	—

	1,484.3	1,310.2

Derivative instrument assets	84.0	—
Property, plant and equipment	3,641.7	3,525.8
Investments	2,589.5	1,148.9
Other assets	82.0	105.8
Intangible assets	27.1	29.3
Goodwill	97.0	97.0

	$8,005.6	$6,217.0

Liabilities
Current liabilities
Short-term debt	$86.6	$157.9
Accounts payable and accrued charges	674.0	545.2
Current portion of long-term debt	0.2	400.4

	760.8	1,103.5

Long-term debt (Note 2)	1,337.4	1,357.1
Future income tax liability	893.1	632.1
Accrued pension and other post-retirement benefits	230.7	219.6
Accrued environmental costs and asset retirement obligations	112.0	110.3
Other non-current liabilities and deferred credits	2.6	14.1

	3,336.6	3,436.7

Shareholders’ Equity
Share capital (Note 3)	1,451.9	1,431.6
Unlimited authorization of common shares without par value; issued and outstanding 315,879,318 and 314,403,147 at June 30, 2007 and December 31, 2006, respectively

Contributed surplus	91.3	62.3
Accumulated other comprehensive income (Note 4)	1,402.8	—
Retained earnings	1,723.0	1,286.4

	4,669.0	2,780.3

	$8,005.6	$6,217.0

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Sales (Note 7)	$1,353.1	$928.7	$2,507.8	$1,790.3
Less: Freight	92.3	62.3	174.2	117.2
Transportation and distribution	32.6	35.8	63.6	67.0
Cost of goods sold	726.8	577.2	1,398.9	1,149.2

Gross Margin	501.4	253.4	871.1	456.9

Selling and administrative	73.5	47.9	114.1	78.7
Provincial mining and other taxes	34.6	14.5	67.1	28.7
Foreign exchange loss	39.5	16.3	41.5	13.9
Other income (Note 10)	(68.5)	(20.0)	(82.2)	(51.2)

	79.1	58.7	140.5	70.1

Operating Income	422.3	194.7	730.6	386.8
Interest Expense	20.8	20.7	46.3	43.9

Income Before Income Taxes	401.5	174.0	684.3	342.9
Income Taxes (Note 5)	115.8	(1.1)	200.6	42.3

Net Income	$285.7	$175.1	483.7	300.6

Retained Earnings, Beginning of Period			1,286.4	716.9
Change in Accounting Policy (Note 1)			0.2	—
Dividends			(47.3)	(30.9)

Retained Earnings, End of Period			$1,723.0	$986.6

Net Income Per Share (Note 6)
Basic	$0.91	$0.56	$1.53	$0.97
Diluted	$0.88	$0.55	$1.50	$0.95

Dividends Per Share	$0.10	$0.05	$0.15	$0.10

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Operating Activities
Net income	$285.7	$175.1	$483.7	$300.6

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	74.1	60.4	146.8	119.2
Stock-based compensation	27.8	22.5	30.5	24.0
Loss on disposal of property, plant and equipment	5.5	—	5.4	0.3
Foreign exchange on future income tax	23.4	12.3	26.1	12.1
Provision for (recovery of) future income tax	41.8	(27.8)	67.2	(13.9)
Undistributed earnings of equity investees	11.1	13.9	(1.9)	1.5
Unrealized loss (gain) on derivative instruments	0.9	—	(5.4)	—
Other long-term liabilities	3.4	0.6	4.3	2.6

Subtotal of adjustments	188.0	81.9	273.0	145.8

Changes in non-cash operating working capital
Accounts receivable	11.1	(11.8)	(39.7)	51.5
Inventories	26.7	(10.4)	16.1	(1.5)
Prepaid expenses and other current assets	11.9	(6.7)	0.5	(33.7)
Accounts payable and accrued charges	2.7	(86.9)	112.1	(334.0)

Subtotal of changes in non-cash operating working capital	52.4	(115.8)	89.0	(317.7)

Cash provided by operating activities	526.1	141.2	845.7	128.7

Investing Activities
Additions to property, plant and equipment	(127.5)	(131.1)	(236.5)	(251.1)
Purchase of long-term investments	—	(3.7)	(9.7)	(130.0)
Proceeds from disposal of property, plant and equipment	1.0	0.2	1.3	2.2
Other assets and intangible assets	12.5	7.5	10.7	3.0

Cash used in investing activities	(114.0)	(127.1)	(234.2)	(375.9)

Cash before financing activities	412.1	14.1	611.5	(247.2)

Financing Activities
Repayment and issue costs of long-term debt obligations	(400.2)	(0.4)	(403.6)	(0.7)
(Repayment of) proceeds from short-term debt obligations	(9.5)	(48.4)	(71.3)	304.3
Dividends	(15.6)	(15.2)	(31.3)	(30.5)
Issuance of common shares	8.4	6.9	18.7	9.9

Cash (used in) provided by financing activities	(416.9)	(57.1)	(487.5)	283.0

(Decrease) Increase in Cash and Cash Equivalents	(4.8)	(43.0)	124.0	35.8
Cash and Cash Equivalents, Beginning of Period	454.5	172.7	325.7	93.9

Cash and Cash Equivalents, End of Period	$449.7	$129.7	$449.7	$129.7

Cash and cash equivalents comprised of:
Cash	$2.6	$17.1	$2.6	$17.1
Short-term investments	447.1	112.6	447.1	112.6

	$449.7	$129.7	$449.7	$129.7

Supplemental cash flow disclosure
Interest paid	$41.6	$33.8	$55.8	$50.1
Income taxes paid	$37.0	$82.5	$69.1	$224.5

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	June 30, 2007
	Before Income	Income	Net of Income
	Taxes	Taxes	Taxes

Net income	$401.5	$115.8	$285.7

Other comprehensive income
Increase in unrealized gains on available-for-sale securities [1]	318.2	21.3	296.9
Net gains (losses) on derivatives designated as cash flow hedges [2]	(4.2)	(1.2)	(3.0)
Reclassification to income of (gains) losses on cash flow hedges [2]	(14.1)	(4.3)	(9.8)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	0.3	—	0.3

Other comprehensive income	300.2	15.8	284.4

Comprehensive income	$701.7	$131.6	$570.1

	Six Months Ended
	June 30, 2007
	Before Income	Income	Net of Income
	Taxes	Taxes	Taxes

Net income	$684.3	$200.6	$483.7

Other comprehensive income
Increase in unrealized gains on available-for-sale securities [1]	563.2	34.0	529.2
Net gains (losses) on derivatives designated as cash flow hedges [2]	30.9	9.3	21.6
Reclassification to income of (gains) losses on cash flow hedges [2]	(31.3)	(9.4)	(21.9)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	4.9	—	4.9

Other comprehensive income	567.7	33.9	533.8

Comprehensive income	$1,252.0	$234.5	$1,017.5

[1]	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited

[2]	Natural gas derivative instruments

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
1. Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2006 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2006 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Comprehensive Income, Equity, Financial Instruments and Hedges
Effective January 1, 2007, the company adopted Canadian Institute of Chartered Accountants (“CICA”) Section 1530, “Comprehensive Income”, Section 3251, “Equity”, Section 3855, “Financial Instruments – Recognition and Measurement” and Section 3865, “Hedges”. These pronouncements increase harmonization with US GAAP. Under the standards:
• Financial assets are classified as loans and receivables, held-to-maturity, held-for-trading or available-for-sale. Loans and receivables include all loans and receivables except debt securities and are accounted for at amortized cost. Held-to-maturity classification is restricted to fixed maturity instruments that the company intends and is able to hold to maturity and are accounted for at amortized cost. Held-for-trading instruments are recorded at fair value with realized and unrealized gains and losses reported in net income. The remaining financial assets are classified as available-for-sale. These are recorded at fair value with unrealized gains and losses reported in a new category of the Consolidated Statement of Financial Position under shareholders’ equity called accumulated other comprehensive income (“AOCI”);
• Financial liabilities are classified as either held-for-trading or other. Held-for-trading instruments are recorded at fair value with realized and unrealized gains and losses reported in net income. Other instruments are accounted for at amortized cost with gains and losses reported in net income in the period that the liability is derecognized; and
• Derivative instruments (“derivatives”) are classified as held-for-trading unless designated as hedging instruments. All derivatives are recorded at fair value on the Consolidated Statement of Financial Position. For derivatives that hedge the changes in fair value of an asset or liability, changes in the derivatives’ fair value are reported in net income and are substantially offset by changes in the fair value of the hedged asset or liability attributable to the risk being hedged. For derivatives that hedge variability in cash flows, the effective portion of the changes in the derivatives’ fair value are initially recognized in other comprehensive income (“OCI”) and the ineffective portion are recorded in net income. Amounts temporarily recorded in AOCI will subsequently be reclassified to net income in the periods when net income is affected by the variability in the cash flows of the hedged item.
These standards have been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of these standards resulted in the following adjustments as of January 1, 2007 in accordance with the transition provisions:
(1) Available-for-sale securities
• The company’s investments in Israel Chemicals Ltd. (“ICL”) and Sinofert Holdings Limited (“Sinofert”) have been classified as available-for-sale and recorded at fair value in the Consolidated Statement of Financial Position, resulting in an increase in investments of $887.8, an increase to AOCI of $789.6 and an increase in future income tax liability of $98.2;
(2) Deferred debt costs
• Bond issue costs were reclassified from other assets to long-term debt and deferred swap gains were reclassified from other non-current liabilities to long-term debt, resulting in a reduction in other assets of $23.9, a reduction in other non-current liabilities of $6.6 and a reduction in long-term debt of $17.3;

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
1. Significant Accounting Policies (continued)
(3) Natural gas derivatives
• The company employs futures, swaps and option agreements to establish the cost of a portion of its natural gas requirements. These derivative instruments generally qualify for hedge accounting. Derivative instruments were recorded on the Consolidated Statement of Financial Position at fair value resulting in an increase in current portion of derivative instruments of $50.9, an increase in derivative instruments (non-current asset) of $69.4, an increase in future income tax liability of $45.6 and an increase in AOCI of $74.7;
• Hedge ineffectiveness on these derivative instruments was recorded as a cumulative effect adjustment to opening retained earnings, net of tax, resulting in an increase in retained earnings of $0.2 and a decrease in AOCI of $0.2; and
• Deferred realized hedging gains were reclassified from inventory to AOCI resulting in an increase in inventory of $8.0, an increase in future income tax liability of $3.1 and an increase in AOCI of $4.9.
Stripping Costs Incurred in the Production Phase of a Mining Operation
In March 2006, the Emerging Issues Committee issued Abstract No. 160, “Stripping Costs Incurred in the Production Phase of a Mining Operation” (“EIC-160”). EIC-160 discusses the treatment of costs associated with the activity of removing overburden and other mine waste minerals in the production phase of a mining operation. It concludes that such stripping costs should be accounted for according to the benefit received by the entity and recorded as either a component of inventory or a betterment to the mineral property, depending on the benefit received. The implementation of EIC-160, effective January 1, 2007, resulted in a decrease in inventory of $21.1, a decrease in other assets of $7.4 and an increase in property, plant and equipment of $28.5.
2. Long-term Debt
In February 2007, the company entered into a back-to-back loan arrangement involving certain financial assets and financial liabilities. The company has presented $195.0 of financial assets and financial liabilities on a net basis because a legal right to set-off exists, and it intends to settle with the same party on a net basis. The company incurred $3.2 of debt issue costs as a result of this arrangement which were included as a reduction to long-term debt and will be amortized using the effective interest rate method over the term of the related liability.
In June 2007, the company repaid 10-year notes issued under one of the company’s shelf registration statements in the principal amount of $400.0. The stated interest rate on the notes was 7.125%.
3. Share Capital
On May 2, 2007, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a three-for-one basis. The stock split was effected in the form of a stock dividend of two additional common shares for each share owned by shareholders of record at the close of business on May 22, 2007. All equity-based benefit plans have been adjusted to reflect the stock split. All share and per-share data have been adjusted to reflect the stock split effective with second-quarter 2007 reporting. Information on an adjusted basis, showing the impact of this split for the first quarter of 2007, and by quarter and total year for 2006 and 2005 follows. Comparative results for second-quarter 2007 are also included.

Quarterly Data (Post Split Basis)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Basic net income per share
2007	$0.63	$0.91
2006	$0.40	$0.56	$0.47	$0.59	$2.03
2005	$0.39	$0.50	$0.40	$0.37	$1.67
Diluted net income per share
2007	$0.62	$0.88
2006	$0.40	$0.55	$0.46	$0.58	$1.98
2005	$0.38	$0.49	$0.39	$0.36	$1.63

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
4. Accumulated Other Comprehensive Income
The balances related to each component of accumulated other comprehensive income, net of related income taxes, are as follows:

June 30, 2007

Unrealized holding gains on available-for-sale securities	$1,318.8
Net unrealized gains on derivatives designated as cash flow hedges	79.1
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	4.9

Accumulated other comprehensive income	$1,402.8

5. Income Taxes
The company’s consolidated reported income tax rate for the three and six months ended June 30, 2007 was approximately 29 percent (2006 — negative 1 percent and 12 percent, respectively). For the three and six months ended June 30, 2007 and 2006, the consolidated effective income tax rate was 30 percent. Items to note include the following:
• A scheduled 2-percentage point reduction in the Canadian federal income tax rate applicable to resource companies, effective at the beginning of 2007, was offset by a higher percentage of consolidated income earned in the higher-tax jurisdictions during the three and six months ended June 30, 2007, compared to the same periods in 2006.
• During the second quarter of 2007 and 2006, the Government of Canada enacted changes to the federal corporate income tax rate. The rate is being reduced from 23 percent in 2006 to 18.5 percent by 2011. The federal corporate surtax will be reduced from the current 1.12 percent to nil in 2008 (a second-quarter 2006 enactment). These changes reduced the company’s future income tax liability by $4.7 in the second quarter of 2007 and $22.9 in the second quarter of 2006.
• During the quarter ended June 30, 2006, the company reduced its consolidated effective income tax rate from 33 percent to 30 percent for the 2006 year. The $5.1 benefit of this change on prior periods, as applicable, was reflected during the quarter ended June 30, 2006. The change was primarily attributable to two factors. First, in addition to the federal changes noted above, the Province of Saskatchewan enacted changes to the corporate income tax, reducing the rate from 17 percent to 12 percent by 2009. These changes resulted in a $21.9 reduction in the company’s future income tax liability. Second, the company revised its estimated allocation of annual earnings before income taxes by jurisdiction as a result of a decrease in expected potash operating income in Canada.
• Income tax refunds totaling $15.8 for the 2001-2004 taxation years were recorded during the six months ended June 30, 2006, $3.5 of which was recognized during the second quarter of 2006. The refunds related to a Canadian appeal court decision (pertaining to a uranium producer) which affirmed the deductibility of the Saskatchewan capital tax resource surcharge.
6. Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2007 of 315,458,000 (2006 — 311,382,000). Basic net income per share for the year to date is calculated based on the weighted average shares issued and outstanding for the six months ended June 30, 2007 of 315,180,000 (2006 — 311,153,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2007 was 323,674,000 (2006 — 317,760,000) and for the six months ended June 30, 2007 was 323,139,000 (2006 — 317,637,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
7. Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2007
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$510.2	$481.2	$361.7	$—	$1,353.1
Freight	53.2	13.3	25.8	—	92.3
Transportation and distribution	12.6	12.6	7.4	—	32.6
Net sales — third party	444.4	455.3	328.5	—
Cost of goods sold	184.0	311.1	231.7	—	726.8
Gross margin	260.4	144.2	96.8	—	501.4
Depreciation and amortization	21.0	21.6	29.7	1.8	74.1
Inter-segment sales	—	26.1	1.0	—	—

	Three Months Ended June 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$296.4	$342.4	$289.9	$—	$928.7
Freight	32.8	9.1	20.4	—	62.3
Transportation and distribution	11.0	13.6	11.2	—	35.8
Net sales – third party	252.6	319.7	258.3	—
Cost of goods sold	119.8	228.0	229.4	—	577.2
Gross margin	132.8	91.7	28.9	—	253.4
Depreciation and amortization	15.0	19.0	22.9	3.5	60.4
Inter-segment sales	0.8	28.5	2.4	—	—

	Six Months Ended June 30, 2007
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$890.7	$900.8	$716.3	$—	$2,507.8
Freight	96.7	24.6	52.9	—	174.2
Transportation and distribution	22.2	26.2	15.2	—	63.6
Net sales — third party	771.8	850.0	648.2	—
Cost of goods sold	337.2	574.5	487.2	—	1,398.9
Gross margin	434.6	275.5	161.0	—	871.1
Depreciation and amortization	38.9	43.3	59.3	5.3	146.8
Inter-segment sales	—	59.1	1.9	—	—

	Six Months Ended June 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$522.2	$674.3	$593.8	$—	$1,790.3
Freight	57.8	18.7	40.7	—	117.2
Transportation and distribution	18.4	26.9	21.7	—	67.0
Net sales — third party	446.0	628.7	531.4	—
Cost of goods sold	222.4	457.6	469.2	—	1,149.2
Gross margin	223.6	171.1	62.2	—	456.9
Depreciation and amortization	26.8	38.3	47.2	6.9	119.2
Inter-segment sales	4.8	60.4	4.6	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
8. Stock-Based Compensation
On May 3, 2007, the company’s shareholders approved the 2007 Performance Option Plan under which the company may, after February 20, 2007 and before January 1, 2008, issue options to acquire up to 3,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2007, options to purchase a total of 1,730,550 common shares have been granted under the plan. The weighted average fair value of options granted was $22.68 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	29%
Risk-free interest rate	4.48%
Expected life of options	6.4 years
9. Pension and Other Post-Retirement Expenses
Defined Benefit Pension Plans

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Service cost	$3.8	$3.6	$7.6	$7.2
Interest cost	9.1	8.4	18.2	16.8
Expected return on plan assets	(10.7)	(9.6)	(21.4)	(19.2)
Net amortization and change in valuation allowance	3.2	3.4	6.4	6.9

Net expense	$5.4	$5.8	$10.8	$11.7

Other Post-Retirement Plans

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Service cost	$1.5	$1.2	$2.9	$2.4
Interest cost	3.5	3.1	7.0	6.1
Net amortization	0.1	(0.1)	0.3	(0.2)

Net expense	$5.1	$4.2	$10.2	$8.3

For the three months ended June 30, 2007, the company contributed $8.6 to its defined benefit pension plans, $6.2 to its defined contribution pension plans and $2.1 to its other post-retirement plans. Contributions for the six months ended June 30, 2007 were $16.8 to its defined benefit pension plans, $12.8 to its defined contribution pension plans and $4.2 to its other post-retirement plans. Total 2007 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2006.
10. Other Income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Share of earnings of equity investees	$29.8	$16.0	$42.8	$28.4
Dividend income	38.7	3.0	38.7	12.1
Other	—	1.0	0.7	10.7

	$68.5	$20.0	$82.2	$51.2

11. Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Potash Operating Data
Production (KCl Tonnes — thousands)	2,491	1,894	4,794	3,189
Shutdown weeks	7.4	18.7	9.4	50.4
Sales (tonnes — thousands)
North America	1,051	739	1,943	1,266
Offshore	1,762	951	3,035	1,683

	2,813	1,690	4,978	2,949

Potash Net Sales
(US $ millions)
Sales	$510.2	$296.4	$890.7	$522.2
Less: Freight	53.2	32.8	96.7	57.8
Transportation and distribution	12.6	11.0	22.2	18.4

Net Sales	$444.4	$252.6	$771.8	$446.0

North America	$190.9	$129.2	$343.6	$221.1
Offshore	251.1	122.0	422.1	219.2

Potash Subtotal	442.0	251.2	765.7	440.3
Miscellaneous products	2.4	1.4	6.1	5.7

	$444.4	$252.6	$771.8	$446.0

Potash Average Net Sales Price per MT
North America	$181.62	$174.65	$176.81	$174.51
Offshore	$142.56	$128.24	$139.08	$130.27

	$157.16	$148.54	$153.81	$149.27

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Nitrogen Operating Data
Production (N Tonnes — thousands)	777	622	1,524	1,181
Average Natural Gas Cost per MMBtu	$4.41	$3.86	$4.41	$4.08
Sales (tonnes — thousands)
Manufactured Product
Ammonia	576	442	1,096	806
Urea	312	328	651	609
Nitrogen solutions/Nitric acid/Ammonium nitrate	647	468	1,125	850

Manufactured Product	1,535	1,238	2,872	2,265
Purchased Product	45	15	94	69

	1,580	1,253	2,966	2,334

Fertilizer sales tonnes	619	415	1,073	737
Industrial/Feed sales tonnes	961	838	1,893	1,597

	1,580	1,253	2,966	2,334

Nitrogen Net Sales
(US $ millions)
Sales	$481.2	$342.4	$900.8	$674.3
Less: Freight	13.3	9.1	24.6	18.7
Transportation and distribution	12.6	13.6	26.2	26.9

Net Sales	$455.3	$319.7	$850.0	$628.7

Manufactured Product
Ammonia	$186.7	$135.7	$356.1	$258.7
Urea	111.9	87.4	225.8	168.8
Nitrogen solutions/Nitric acid/Ammonium nitrate	132.4	83.9	218.8	164.9
Miscellaneous products	8.6	8.1	15.9	14.7

Net Sales Manufactured Product	439.6	315.1	816.6	607.1
Net Sales Purchased Product	15.7	4.6	33.4	21.6

	$455.3	$319.7	$850.0	$628.7

Fertilizer net sales	$191.2	$105.9	$324.0	$194.0
Industrial/Feed net sales	264.1	213.8	526.0	434.7

	$455.3	$319.7	$850.0	$628.7

Nitrogen Average Net Sales Price per MT
Ammonia	$323.86	$307.27	$324.78	$321.02
Urea	$357.73	$266.34	$346.71	$277.16
Nitrogen solutions/Nitric acid/Ammonium nitrate	$204.79	$178.98	$194.56	$193.80

Manufactured Product	$286.23	$254.41	$284.29	$267.91
Purchased Product	$352.21	$312.29	$355.98	$315.86

	$288.09	$255.10	$286.56	$269.32

Fertilizer average price per MT	$308.84	$254.82	$301.87	$263.05
Industrial/Feed average price per MT	$274.73	$255.23	$277.88	$272.22

	$288.09	$255.10	$286.56	$269.32

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	483	471	1,008	984
P2O5 Operating Rate	85%	83%	88%	87%
Sales (tonnes — thousands)
Fertilizer — Liquid phosphates	207	185	476	445
Fertilizer — Solid phosphates	350	385	777	762
Feed	204	197	412	362
Industrial	185	156	358	329

	946	923	2,023	1,898

Phosphate Net Sales
(US $ millions)
Sales	$361.7	$289.9	$716.3	$593.8
Less: Freight	25.8	20.4	52.9	40.7
Transportation and distribution	7.4	11.2	15.2	21.7

Net Sales	$328.5	$258.3	$648.2	$531.4

Fertilizer — Liquid phosphates	$55.7	$42.6	$124.4	$104.5
Fertilizer — Solid phosphates	137.1	93.8	257.5	186.9
Feed	63.5	60.0	126.4	112.3
Industrial	68.7	58.7	131.9	121.9
Miscellaneous products	3.5	3.2	8.0	5.8

	$328.5	$258.3	$648.2	$531.4

Phosphate Average Net Sales Price per MT
Fertilizer — Liquid phosphates	$269.53	$230.34	$261.42	$234.89
Fertilizer — Solid phosphates	$392.41	$244.11	$331.67	$245.47
Feed	$310.48	$305.46	$306.65	$310.82
Industrial	$369.89	$376.46	$367.94	$369.92

	$347.10	$280.25	$320.41	$280.09

Exchange Rate (Cdn$/US$)

	2007	2006

December 31		1.1653
June 30	1.0634	1.1150
Second-quarter average conversion rate	1.1325	1.1369

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A. EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Net income	$285.7	$175.1	$483.7	$300.6
Income taxes	115.8	(1.1)	200.6	42.3
Interest expense	20.8	20.7	46.3	43.9
Depreciation and amortization	74.1	60.4	146.8	119.2

EBITDA	$496.4	$255.1	$877.4	$506.0

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B. CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Cash flow prior to working capital changes [1]	$473.7	$257.0	$756.7	$446.4

Changes in non-cash operating working capital
Accounts receivable	11.1	(11.8)	(39.7)	51.5
Inventories	26.7	(10.4)	16.1	(1.5)
Prepaid expenses and other current assets	11.9	(6.7)	0.5	(33.7)
Accounts payable and accrued charges	2.7	(86.9)	112.1	(334.0)

Changes in non-cash operating working capital	52.4	(115.8)	89.0	(317.7)

Cash provided by operating activities	$526.1	$141.2	$845.7	$128.7

Free cash flow [2]	$358.7	$129.7	$521.2	$68.3
Additions to property, plant and equipment	127.5	131.1	236.5	251.1
Purchase of long-term investments	—	3.7	9.7	130.0
Other assets and intangible assets	(12.5)	(7.5)	(10.7)	(3.0)
Changes in non-cash operating working capital	52.4	(115.8)	89.0	(317.7)

Cash provided by operating activities	$526.1	$141.2	$845.7	$128.7

[1]	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

[2]	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.